June 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Princeton Capital Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commissions, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Princeton Capital Corporation dated June 25, 2015. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

Boulay PLLP